Filed pursuant to Rule 424(b)(5)
Registration File No. 333-174742

P R O S P E C T U S     S U P P L E M E N T

(To prospectus dated August 3, 2011)

7,500,000 Shares

Kennedy-Wilson Holdings, Inc.

Common Stock

We are selling 7,500,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “KW.” On July 18, 2012, the last sale price of the shares as reported on the New York Stock Exchange was $13.53 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and in the other documents incorporated by reference herein.

	Per Share	Total
Public offering price	$13.00	$97,500,000
Underwriting discount	$.65	$4,875,000
Proceeds, before expenses, to us	$12.35	$92,625,000

The underwriters may also exercise their option to purchase up to an additional 1,125,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about July 24, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

B.Riley & Co.	CJS Securities, Inc.	JMP Securities

The date of this prospectus supplement is July 18, 2012.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, including a description of our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information in the accompanying prospectus, the information in this prospectus supplement shall control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any related free writing prospectus that we file with the SEC is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Incorporation of Certain Information by Reference.”

In this prospectus supplement and the accompanying prospectus, the terms “the company,” “we,” “us,” and “our” refer to Kennedy-Wilson Holdings, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise.

SUMMARY

This summary highlights selected information contained in or incorporated by reference into this prospectus and is not complete and does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of our business, you should read this summary together with the entire prospectus, including the documents incorporated by reference into this prospectus.

Our Company

Founded in 1977, we are an international real estate investment and services firm. We have grown from a real estate auction business into a vertically-integrated real estate operating company with approximately 300 professionals in 23 offices throughout the U.S., United Kingdom, Ireland and Japan. Based on management’s estimate of fair value as of March 31, 2012, as of that date we had approximately $11.8 billion of real estate and real estate related assets under our management (“AUM”), totaling over 58 million square feet of properties throughout the U.S., Europe and Japan. This included ownership in 13,115 multifamily apartment units, of which 204 units were owned by our consolidated subsidiaries and 12,911 were held in joint ventures.

AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is intended principally to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our material AUM consist of the total estimated fair value of the real estate properties and other assets either owned by third parties, wholly-owned or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in this component of our AUM. The estimated value of development properties is included at estimated completion cost.

Our Business Segments

Our operations are defined by two core business units: KW Investments and KW Services. KW Investments invests our capital and our partners’ capital in real estate-related assets including multifamily properties, loans secured by real estate, commercial properties, and residential properties. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution-based clients.

KW Investments

We invest our capital and our equity partners’ capital in real estate assets and loans secured by real estate through joint ventures, separate accounts, commingled funds, and wholly-owned investments. We are typically the general partner in these investment vehicles with ownership interests ranging from approximately 5%-50%. Our equity partners include financial institutions, foundations, endowments, high net worth individuals and other institutional investors. In many cases we get a promoted interest in the profits of our investments beyond our ownership percentage.

Our investment philosophy is based on three core fundamentals:

•	significant proprietary deal flow from an established network of industry relationships, particularly with financial institutions;

•	focus on a systematic research process with a disciplined approach to investing; and

•	superior in-house operating execution.

Our primary investment markets include California, Washington, Hawaii, the United Kingdom, Ireland and Japan which we have identified as areas with dense populations, high barriers to entry, scarcity of land and supply constraints. We typically focus on the following opportunities:

•	real estate owners or lenders seeking liquidity;

•	under-managed or under-leased assets; and

•	repositioning opportunities.

The following table describes our investment account, which includes the following financial statement captions below, and is derived from our consolidated balance sheet as of March 31, 2012 (dollars in millions):

Investment in joint ventures	$336.7
Real estate	112.8
Mortgage loans payable	(30.7)
Notes receivable	43.1
Loan pool participations	91.2
Marketable securities	13.6

$566.7

The following table breaks down our investment account information derived from our consolidated balance sheet by investment type and geographic location as of March 31, 2012, net of mortgage loans payable (where applicable):

	($ in millions)
	Multifamily	Loans Secured by Real Estate	Office	Residential(1)	Other	Total
West Coast of United States	$126.4	$103.7	$51.5	$4.9	$—	$286.5
Japan	106.2	—	8.9	—	—	115.1
Hawaii	—	7.2	—	73.9	—	81.1
United Kingdom and Ireland	—	63.9	—	—	13.6	77.5
Other	0.3	—	0.7	0.1	5.4	6.5

Total	$232.9	$174.8	$61.1	$78.9	$19.0	$566.7

(1)	Includes for-sale residential, condominiums and residential land.

KW Services

KW Services offers a comprehensive line of real estate services for the full lifecycle of real estate ownership and investment to clients that include financial institutions, developers, builders and government agencies. KW Services has three business lines: auction and conventional sales, property services and investment management. These three business lines generate revenue for us through commissions and fees.

Since our inception, we have sold more than $10 billion of real estate through our auction platform and have extensive experience in auction marketing and conducting live and online auctions. The auction group executes accelerated marketing programs for all types of residential and commercial real estate.

We manage over 58 million square feet of properties for institutional clients and individual investors in the U.S., Europe and Japan. With 23 offices throughout the U.S., the United Kingdom, Ireland and Japan, we have the capabilities and resources to provide property services to real estate owners as well as the experience as a real estate investor to understand client concerns.

Through our investment management business, we provide acquisition, asset management and disposition services to our equity partners as well as to third parties.

Additionally, KW Services plays a critical role in supporting the company’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

Our Competitive Strengths

We believe the combination of a service business and an investment platform provides us with significant competitive advantages and allows us to generate superior risk adjusted returns. We use our service platform to facilitate the origination of investment opportunities, enhance the investment process and ensure the alignment of interest with our investors. Our competitive strengths include:

•

Transaction experience: Our Executive Committee has more than 125 years of combined real estate experience and has been working and investing together on average for over 15 years. Members of the Executive Committee have collectively acquired, developed and managed in excess of $20 billion of real estate investments in the U.S., United Kingdom, Ireland and Japan throughout various economic cycles, at our company and throughout their careers.

•

Extensive relationship and sourcing network: We leverage our services business in order to source off-market deals. In addition, the Executive Committee and our acquisition team have transacted deals in nearly every major metropolitan market in the Western U.S., as well as in the United Kingdom, Ireland and Japan. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major holders of property inventory, particularly financial institutions, throughout the real estate community.

•

Structuring expertise and speed of execution: Prior acquisitions completed by us have taken a variety of forms including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure, acquisitions, dispositions and financing transactions.

•

Vertically-integrated platform for operational enhancement: We have approximately 300 employees in both KW Investments and KW Services, with 23 regional offices throughout the U.S., the United Kingdom, Ireland and Japan. This geographically diversified business model is aimed at weathering real estate cycles. We have a hands-on approach to real estate investing and possess the local expertise in property management, leasing, construction management, development and investment sales, which we believe enable us to invest successfully in selected submarkets.

•

Risk protection and investment discipline: We underwrite our investments based upon a thorough examination of property economics and a critical understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our acquisitions. This analysis applies various economic scenarios that include changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods. We use this analysis to develop our disciplined acquisition strategies.

Recent Developments

Acquisitions

During the three months ended June 30, 2012, we and our equity partners, through unconsolidated joint ventures or acquisitions of interests in loans, consummated approximately $887 million of real estate related investments. The acquisitions included approximately $786 million of income-producing real estate assets. We invested approximately $52 million of our equity in the joint ventures that acquired these real estate assets for a weighted average ownership interest of 38% of the assets. The underlying assets are located primarily in the Western U.S. (70% in terms of our equity invested) and Ireland (30% in terms of our equity invested) and include five multifamily properties with 1,691 units and seven office properties totaling approximately 1.5 million square feet. The acquisitions by us and our equity partners also included approximately $101 million of loans secured by twelve underlying properties all located in the Western U.S. Weighted based on our equity investment, the loans have an average coupon rate of 10.6% per annum and were acquired at an average discount of 14% to their unpaid principal balance. We invested approximately $55 million of our equity in participations in these loans for a weighted average ownership interest of 65% of the loans. Altogether, during the three months ended June 30, 2012, we invested approximately $107 million of our equity into these real estate related investments. The remainder of the purchase price for these investments was financed with equity from our joint venture partners and joint venture indebtedness that is recourse to the joint ventures but not to us.

Additionally, we and our equity partners are currently under contract to acquire, or have acquired subsequent to June 30, 2012, approximately $597 million of real estate related investments, consisting of approximately $148 million of income-producing real estate assets and approximately $449 million of unpaid principal balance of loans secured by real estate. We plan to invest a total of approximately $32 million of our equity into loan participations and joint ventures that will acquire (or have acquired) the income-producing real estate assets, including approximately $5 million in non-refundable deposits that have already been paid. Specifically, we and our equity partners are under contract to acquire or have acquired the following investments:

•

Commercial. We and our equity partners are under contract to acquire a retail property in the Western U.S. and an office building in Ireland and, subsequent to June 30, 2012, have acquired an institutional grade office building in the Western U.S. In aggregate, these properties consist of approximately 527,000 square feet and have a weighted average occupancy rate of approximately 84%.

•	Multifamily. We and our equity partners are under contract to acquire an apartment building in the Western U.S. The property consists of 160 units, approximately 97% of which are currently leased.

•	Loans. We and our equity partners have agreed to acquire a portfolio of loans secured by real estate located in Ireland. The loans have an unpaid principal balance of approximately $449 million.

Finally, as of June 30, 2012, we are actively pursuing over $2 billion of acquisition opportunities that include both real estate assets and loans secured by real estate located in the Western U.S. and the United Kingdom and Ireland. Although we are continuing to evaluate and engage in discussions and preliminary negotiations with sellers, there can be no assurances that we will complete any of the potential acquisitions.

Since January 1, 2010, together with our equity partners, we have acquired or are under contract to acquire $6.6 billion of real estate and loans secured by real estate, including approximately $597 million of assets that are under contract or have recently closed. Approximately eighty percent of these acquisitions or expected acquisitions were sourced directly from financial institutions. These acquisitions or expected acquisitions are comprised of: 52% loans secured by real estate, 33% multifamily and 15% commercial, residential or other. We currently hold ownership interests in or are under contract to acquire 14,274 multifamily apartment units, of which 204 are owned by our consolidated subsidiaries and 14,070 are held or expected to be held in joint ventures. Additionally, we and our equity partners own or are under contract to acquire approximately 4 million square feet of commercial real estate.

Loan Resolutions and Asset Dispositions

As of June 30, 2012, approximately $690 million, or 33%, of the unpaid principal balance on our approximately $2.1 billion loan portfolio secured by real estate located in the United Kingdom, which we acquired in the fourth quarter of 2011, had been resolved (resolved amounts include full payoffs and partial payoffs of unpaid principal balances). In connection with such loan resolutions, we and our equity partners received total proceeds of approximately $665 million, which represents approximately 96% of the unpaid principal balance that had been resolved as of June 30, 2012. The recovery percentage to date remains consistent with our performance expectations at the time of purchase of the United Kingdom loan portfolio.

During the second quarter of 2012, we sold three multifamily properties located in the Western U.S. for a total of $169 million, which resulted in net proceeds of approximately $73 million to us and our equity partners after the payment of fees and expenses. Of this amount, we received approximately $21 million, as compared to our investment account balance of approximately $15 million with respect to such properties, which generated a pre-tax gain of $6 million. Additionally, we received distributions of approximately $21 million from loan pool resolutions, of which approximately $2 million were related to the United Kingdom loan portfolio and approximately $19 million were related to loans secured by real estate located in the Western U.S.

Financing

On June 29, 2012, we amended our existing revolving credit facility to, among other things, increase the total amount that may be borrowed thereunder by $25 million to $100 million and extend the maturity to June 30, 2015. Existing and future loans under the amended facility will bear interest at a rate equal to LIBOR plus 2.75%.

Dividends

On June 14, 2012, our board of directors authorized us to declare a quarterly dividend of $0.05 per share of our common stock that was paid on July 6, 2012 to shareholders of record at the close of business on June 29, 2012. The declaration and payment of any future dividends is at the sole discretion of our board of directors.

New Investment Platforms

On May 2, 2012, we entered into a term sheet with a major European financial institution to create a framework to target the acquisition of €2 billion ($2.5 billion) of performing, sub-performing and non-performing loans secured by commercial and residential real estate in Europe, with a focus on the United Kingdom and Ireland. We will potentially act as the asset manager and/or master servicer in respect of assets acquired under the framework and will co-invest with our partner along with other potential investors in connection with assets acquired under the framework. Pursuant to the framework, we will provide the financial institution the opportunity to invest in potential transactions that we identify that meet certain target criteria. The framework does not create a binding legal agreement between the parties, and the parties will agree on the structure of any transaction under the framework on a case-by-case basis.

On March 13, 2012, we entered into a term sheet with Fairfax Financial Holdings Limited (“Fairfax”) to pursue acquisitions of European commercial real estate assets, including loans and real property. Pursuant to the term sheet, Fairfax agreed to provide a capital commitment of up to €250 million at its sole discretion and we agreed to provide a minimum capital commitment equal to 10% of all amounts invested pursuant to the term sheet. Under the framework with Fairfax, we will take an active role in sourcing, negotiating and executing the acquisition of investment opportunities, in addition to primary responsibility for due diligence, financing, property management, asset management and disposition. Fairfax will have review and approval rights over any investments made pursuant to the framework.

The Offering

Issuer	Kennedy-Wilson Holdings, Inc.

Common Stock Offered by Us	7,500,000 shares.

8,625,000 shares if the underwriters exercise their option to purchase 1,125,000 additional shares in full.

Common Stock to be Outstanding After This Offering	62,617,598 shares (not including any shares issued if the Underwriters exercise their option to purchase additional shares).

New York Stock Exchange Symbol	KW.

Use of Proceeds	We intend to use the estimated net proceeds of approximately $92.4 million from this offering (or approximately $106.3 million if the underwriters exercise their option to purchase additional shares in full) to repay all outstanding borrowings under our unsecured revolving credit facility and for working capital and general corporate purposes, including future acquisitions and co-investments. See “Use of Proceeds.”

Transfer Agent and Registrar	Continental Stock Transfer & Trust Company.

RISK FACTORS

See the information under the heading “Risk Factors” beginning on page 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012, which information is incorporated by reference into this prospectus as well as the other information included in this prospectus and in reports we file from time to time with the SEC that we incorporate by reference herein for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock. In addition to the risk factors incorporated by reference herein, you should consider the additional risk factors below:

The ongoing debt crisis in Europe could harm our business, financial condition and results of operations.

Since the establishment of Kennedy Wilson Europe in June 2011, our European operations have become an increasingly important part of our business and we expect to continue to grow our European investment portfolio over time. A number of European countries are continuing to experience high borrowing costs and recessionary conditions, and many European banks and investors have incurred substantial losses on real estate-related assets in recent years. Current macroeconomic conditions in Europe remain uncertain and make the valuation of real estate-related assets difficult. Continued weakness or a worsening of those conditions could negatively impact the value of our existing investments as well as affect our ability to sell those investments and identify attractive investment opportunities in the future. Any of these developments could harm our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Statements made by us in this prospectus and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act. These forward-looking statements are necessary estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we cannot assure you that the transactions and events described will happen as described (or that they will happen at all). In evaluating these statements, you should specifically consider the risks outlined in detail under the heading “Risk Factors” beginning on page 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012, and further referenced under the heading “Risk Factors” on page S-9 of this prospectus, and in the reports we file from time to time with the SEC and incorporate by reference herein, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•

the continued volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	continued high levels of, or increases in, unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	trends in use of large, full-service commercial real estate providers;

•	changes in tax laws in the United States, Europe or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; and

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated.

Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $92.4 million (or approximately $106.3 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds that we receive from this offering to repay all outstanding borrowings under our unsecured revolving credit facility and for working capital and general corporate purposes, including future acquisitions and co-investments. Our unsecured revolving credit facility has a maturity date of June 30, 2015 and bears interest at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 2.75%. As of July 13, 2012, the principal amount outstanding under the facility was approximately $40 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of the material U.S. federal income tax considerations relevant to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	real estate investment trusts or regulated investment companies;

•	persons holding shares of our common stock as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell shares of our common stock under the constructive sale provisions of the Code.

In addition, this discussion is limited to non-U.S. holders purchasing shares of our common stock issued pursuant to this offering and who hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed.

If a partnership or other entity taxable as a partnership holds our common stock, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding our common stock indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

A “non-U.S. holder” is a beneficial owner of our common stock that is not a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) or a U.S. holder. A U.S. holder is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Special rules may apply to non-U.S. holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, United States expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Distributions on Our Common Stock

Distributions we make on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute returns of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain on Sale or Disposition of Shares of Our Common Stock.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for withholding purposes, we may treat the entire distribution as a dividend. However, amounts withheld would generally be refundable if it were subsequently determined that the distribution was, in fact, not a dividend for U.S. federal income tax purposes, provided that certain conditions are met.

Dividends paid to a non-U.S. holder of shares of our common stock that are not effectively connected with a U.S. trade or business conducted by such non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate as is specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. If a non-U.S. holder qualifies for a reduced treaty rate but does not timely provide the required certification, the non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis in the same manner as if such non-U.S. holder were a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of shares of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

•

shares of our common stock constitute a U.S. real property interest by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period ending on the date of the sale or disposition of shares of our common stock or (ii) the non-U.S. holder’s holding period for shares of our common stock.

Unless an applicable tax treaty provides otherwise, the gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net-income basis in the same manner as if such non-U.S. holder were a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as is specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the non-U.S. holder during the taxable year of the sale or disposition (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other real estate and business assets, however, there can be no assurance that we currently are a USRPHC or will remain a USRPHC in the future. Assuming we are a USRPHC, as long as shares of our common stock are regularly traded on an established securities market, a non-U.S. holder’s shares of our common stock will not be treated as a U.S. real property interest unless the non-U.S. holder actually or constructively held more than 5% of the shares of our common stock at any time during the shorter of (i) the five-year period ending on the date of the non-U.S. holder’s sale or disposition of such shares and (ii) the non-U.S. holder’s holding period for such shares. We believe, but cannot guarantee, that shares of our common stock will continue to be regularly traded on an established securities market. If gain on the sale or other taxable disposition of shares of our common stock was subject to taxation under the third bullet point above, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a United States person. In addition, in this case, if shares of our common stock were not regularly traded on an established securities market, the purchaser of such common stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding

Generally, information returns must be filed annually with the IRS and provided to each non-U.S. holder with respect to the amount of dividends paid to such non-U.S. holder and the amount, if any, of tax withheld with respect to those dividends. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes backup withholding on certain reportable payments. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of shares of our common stock, provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with, and the non-U.S. holder may be subject to backup withholding on the proceeds from, a sale or other disposition of shares of our common stock. The certification procedures described in the immediately preceding paragraph will satisfy these certification requirements as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act” (FATCA), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution described in clause (1) above, in order to avoid this tax, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued proposed Treasury Regulations providing that the withholding provisions described above generally will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015. The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,125,000
Deutsche Bank Securities Inc.	2,475,000
B.Riley & Co., LLC	300,000
CJS Securities, Inc.	300,000
JMP Securities LLC	300,000

Total	7,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.39 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$13.00	$97,500,000	$112,125,000
Underwriting discount	$.65	$4,875,000	$5,606,250
Proceeds, before expenses, to us	$12.35	$92,625,000	$106,518,750

The expenses of the offering, not including the underwriting discounts, are estimated at $230,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,125,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and named executive officers and certain stockholders have agreed not to sell or transfer any of our common stock or securities convertible into or exchangeable or exercisable for our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our common stock,

•	sell any option or contract to purchase any of our common stock,

•	purchase any option or contract to sell any of our common stock,

•	grant any option, right or warrant for the sale of any of our common stock,

•	otherwise dispose of or transfer any of our common stock,

•	request or demand that we file a registration statement related to our common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock, whether such common stock is owned now or acquired during the lock-up period referred to above (subject to extension as described below) by the person executing the lock-up agreement or for which the person executing the lock-up agreement now has or acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lockup period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange

The shares are listed on the New York Stock Exchange under the symbol “KW.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ additional share purchase option described above. The underwriters may close out any covered short position by either exercising their additional share purchase option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the additional share purchase option. “Naked” short sales are sales in excess of the additional share purchase option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive

2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are, “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Kennedy-Wilson Holdings, Inc. and the related financial statement schedule as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports appear in our Annual Report on Form 10-K for the year ended December 31, 2011, and are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP did not audit the December 31, 2009 financial statements of KW Residential, LLC, a 35% owned investee company as of December 31, 2009. Kennedy-Wilson Holdings, Inc.’s equity in joint venture income from KW Residential, LLC was $5,949,000 for the year ended December 31, 2009.

The consolidated balance sheet of KW Residential LLC and subsidiaries, as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG AZSA LLC, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations and comprehensive income, members’ equity and cash flows of KW Residential LLC and subsidiaries for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Grant Thornton Taiyo ASG, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the period ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statement of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. including the combined schedule of investments as of December 31, 2010, and the related combined statements of operations, partners’ capital, and cash flows for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity, and cash flows for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Bay Fund Opportunity, LLC and subsidiaries as of December 31, 2011, and the related combined statements of operations, members’ equity and cash flows for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of KWF Real Estate Venture VI, L.P. and subsidiary as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, partners’ capital and cash flows for the period from October 5, 2011 (inception) through December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Bay Area Smart Growth Fund II, LLC as of December 31, 2011, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheets of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC as of December 31, 2011, and the related combined statements of operations, members’ equity and cash flows for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of SJ Real Estate Investors, LLC as of December 31, 2011, and the related consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2011, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make, including any filings filed after the date of this prospectus supplement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering covered by this prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 14, 2012 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 9, 2012 (File No. 001-33824);

•

Our Proxy Statement dated April 27, 2012 (File No. 001-33824) (with respect to information contained in such Proxy Statement that is incorporated into Part III of the Company’s Annual Report on Form 10-K only);

•	Our Current Report on Form 8-K /A filed with the SEC on January 11, 2012 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on January 30, 2012 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on April 10, 2012 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on June 15, 2012 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on June 29, 2012 (File No. 001-33824); and

•

The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 18, 2010 (File No. 001-33824), including any amendments or reports filed for purposes of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

$250,000,000

KENNEDY-WILSON HOLDINGS, INC.

Common Stock

Preferred Stock

Warrants

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (i) shares of our common stock, (ii) shares of our preferred stock, which we may issue in one or more series, or (iii) warrants to purchase our common stock or preferred stock.

We refer to the common stock, preferred stock and warrants registered hereunder collectively as the “securities” in this prospectus. The securities will have a maximum aggregate offering price of $250,000,000 or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at prices and on terms determined at the time of the offering of any such security.

We will provide the specific terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KW.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Our principal executive offices are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California and our telephone number is (310) 887-6400.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN ANY PROSPECTUS SUPPLEMENT RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER DOCUMENTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2011

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

i

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks incorporated by reference in this prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the risks occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks incorporated by reference in this prospectus. For more information, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. Under this shelf registration process, we may sell securities, from time to time, in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including a free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described under the heading “Where You Can Find Additional Information” on page 5 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

We may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 16 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

KENNEDY-WILSON HOLDINGS, INC.

Our Company

Founded in 1977, we are a diversified, international real estate investment and services firm. We are a vertically-integrated real estate operating company with approximately 300 professionals in 22 offices throughout the U.S. and Japan. As of March 31, 2011, we had over $7 billion of assets under management totaling over 40 million square feet of properties throughout the U.S. and Japan, including ownership interests in 12,906 multifamily apartment units.

We have an integrated business model in which our services and investments segments complement each other and drive business across the platform. Our clients consist of a broad range of financial institutions (including banks and insurance companies) and real estate owners who require a full complement of real estate services. We believe that our service business and our established network of industry relationships allow us access to off-market investments, which we source primarily from banking institutions. In 2010, approximately 85% of our closed deals, many of which originated from distressed situations at the seller, were sourced directly from banks as opposed to competitive auction processes.

Our Business Segments

We operate in two core business segments: KW Services and KW Investments. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution based clients. KW Investments invests our capital and our equity partners’ capital in multifamily, residential and office properties as well as loans secured by real estate.

KW Services

KW Services offers a comprehensive line of real estate services for the full lifecycle of real estate ownership and investment to clients that include financial institutions, developers, builders and government agencies. KW Services has three business lines: auction and conventional sales, property services and investment management. These three business lines generate revenue for us through commissions and fees.

Since our inception, we have sold more than $10 billion of real estate through our auction platform and are considered one of the leaders in auction marketing, conducting live and online auctions. The auction group executes accelerated marketing programs for all types of residential and commercial real estate. In 2010, we auctioned and conventionally sold over 40 projects in three countries and 20 states including California, Washington, Hawaii, Oregon, Texas, Nevada, Florida, Georgia, and North Carolina.

As of March 31, 2011, we manage over 40 million square feet of properties for institutional clients and individual investors in the U.S. and Japan, including 12,906 apartment units in which we own interests. With 22 offices throughout the U.S. and Japan, including five regional hubs, we have the capabilities and resources to provide property services to real estate owners as well as the experience as a real estate investor to understand client concerns.

Through our investment management business, we provide acquisition, asset management and disposition services to our equity partners as well as to third parties.

Additionally, KW Services plays a critical role in supporting the company’s investment strategy by providing local market intelligence and real-time data for evaluating and valuing investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

KW Investments

We invest our capital and our equity partners’ capital in real estate assets through joint ventures, separate accounts and commingled funds. We are typically the general partner in these investment vehicles with ownership interests ranging from approximately 5%-50% of the total equity investment in such vehicles. Our equity partners include financial institutions, foundations, endowments, high net worth individuals and other institutional investors. We generally get promoted interests in the profits of our investments beyond our ownership percentage.

Our investment philosophy is based on three core fundamentals:

•	significant proprietary deal flow from an established network of industry relationships, particularly with financial institutions;

•	focus on a systematic research process with a disciplined approach to investing; and

•	superior in-house operating execution.

Our primary investment markets include California, Washington, Hawaii and Japan, which we have identified as areas with dense populations, high barriers to entry, scarcity of land and supply constraints. We typically focus on the following opportunities:

•	real estate owners or lenders seeking liquidity;

•	under-managed or under-leased assets; and

•	repositioning opportunities.

Our principal executive offices are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212 and our telephone number is (310) 887-6400. Our website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with respect to the securities offered in this prospectus with the SEC in accordance with the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. We also file annual, quarterly and current reports and other information with the SEC. For further information regarding us and the securities offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy our reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Our corporate website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus and should not be relied upon in determining whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make, including any filings filed after the date of the initial registration statement that this prospectus forms a part of and prior to the effectiveness of such registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering covered by this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 14, 2011 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC on May 9, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on April 7, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on April 13, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on June 1, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on June 24, 2011 (File No. 001-33824)

•	Our Current Report on Form 8-K filed with the SEC on June 29, 2011 (File No. 001-33824); and

•

The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 18, 2010 (File No. 001-33824), including any amendments or reports filed for purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made by us in this prospectus and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act. These forward-looking statements are necessary estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. For a discussion of factors that could impact our future results, performance or transactions, please carefully read the section entitled “Risk Factors” above. Such factors include:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•

the continued volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	continued high levels of, or increases in, unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	trends in use of large, full-service commercial real estate providers;

•	changes in tax laws in the United States or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; and

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated.

Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, additions to working capital, capital expenditures, investments in our subsidiaries, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

		Year Ended December 31,
	Three Months Ended March 31, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	n/a	1.51	n/a	n/a	n/a	n/a
Ratio of earnings to combined fixed charges and preferred stock dividends	n/a	1.02	—	—	—	—

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of pretax income from continuing operations before noncontrolling interest and equity in income of joint ventures, and “fixed charges” consists of interest expense, whether capitalized or expensed and an estimate of interest expense within rental expense. For the three month period ended March 31, 2011 and the years ended December 31, 2009, 2008, 2007, and 2006 our earnings were insufficient to cover fixed charges and the deficiency of earnings were $2.7 million, $21.1 million, $9.5 million, $13.6 million, and $4.0 million, respectively.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” has the meaning assigned above and “fixed charges” has the meaning assigned above plus preferred dividend requirements of consolidated subsidiaries. For the three month period ended March 31, 2011, our earnings were insufficient to cover fixed charges and preferred dividends and the deficiency of earnings was $4.8 million.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock and warrants that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF COMMON STOCK

Our second amended and restated certificate of incorporation authorizes the issuance of 125,000,000 shares of common stock, par value $.0001. As of July 25, 2011, 44,974,706 shares of common stock were issued and outstanding. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our second amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding shares of preferred stock. Our common stock has no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. A plurality of the votes cast at a stockholders meeting is sufficient to elect any director into office. There is no cumulative voting with respect to the election of directors.

DESCRIPTION OF PREFERRED STOCK

General. Our second amended and restated certificate of incorporation provides that we may issue up to 1,000,000 shares of preferred stock, $0.0001 par value per share, or preferred stock. Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, the designations, powers, and preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management by diluting the stock ownership or voting rights of a person seeking to obtain control of the company or remove existing management. As of July 25, 2011, 100,000 shares of our series A preferred stock were issued and outstanding and 32,550 shares of our series B preferred stock were issued and outstanding. Other than the series A preferred stock and series B preferred stock, no shares of preferred stock are currently outstanding.

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants we issue. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the certificate of designation relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the provision for a sinking fund, if any, for such preferred stock;

•	the provision for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which such preferred stock will be converted into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

•	any voting rights of such preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (i) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of our stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of our stock expressly designated as ranking senior to the preferred stock.

Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock. The number of authorized shares of preferred stock may be increased by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the resolutions adopted by the board of directors for such series. Our board of directors has the power to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

6.0% Convertible Series A Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series A preferred stock as a class of our preferred stock, designated as the 6.0% convertible series A preferred stock. The series A preferred stock is validly issued, fully paid and nonassessable.

Ranking. The series A preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series A preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series A preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series A preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series A preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing June 30, 2010, at the rate of 6.0% per annum of the $1,000.00 liquidation preference per share. Dividends on the series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series A preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series A preferred stock as to liquidation rights. The rights of holders of series A preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series A preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to May 19, 2015, each share of series A preferred stock is convertible, at the option of the holder at any time, into approximately 81 shares of our common stock, subject to adjustments under certain circumstances. On May 19, 2015, each outstanding share of series A preferred stock will automatically be converted into shares of our common stock.

Voting Rights. Holders of series A preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and the holders of all other shares of any class or series ranking on parity with the series A preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series A preferred stock is Continental Stock Transfer & Trust Company.

6.452% Convertible Series B Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series B preferred stock as a class of our preferred stock, designated as the 6.452% convertible series B preferred stock. The series B preferred stock is validly issued, fully paid and nonassessable.

Ranking. The series B preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series B preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series B preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series B preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing September 30, 2010, at the rate of 6.452% per annum of the $1,000.00 liquidation preference per share. Dividends on the series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series B preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series B preferred stock as to liquidation rights. The rights of holders of series B preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series B preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to November 3, 2018, each share of series B preferred stock is convertible, at the option of the holder at any time, into approximately 93 shares of our common stock, subject to adjustments under certain circumstances, or the series B conversion rate. At any time on or after May 3, 2017 and prior to November 3, 2018, we have the option to convert all or part of the outstanding shares of series B preferred stock into shares of common stock at the series B conversion rate. On November 3, 2018, each outstanding share of series B preferred stock will automatically be converted into shares of our common stock at the series B conversion rate.

Voting Rights. Holders of series B preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series B preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series B preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series B preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series B preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and the holders of all other shares of any class or series ranking on parity with the series B preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series B preferred stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After the warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

PLAN OF DISTRIBUTION

We may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on the NYSE). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham and Watkins LLP.

EXPERTS

The consolidated financial statements of Kennedy-Wilson Holdings, Inc. and the related financial statement schedule as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the 2009 financial statements of KW Residential LLC, Grant Thornton Taiyo ASG, independent registered accounting firm, whose reports appear in our Annual Report on Form 10-K for the year ended December 31, 2010, and are incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The consolidated balance sheet of KW Residential LLC and subsidiaries, as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG AZSA LLC, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the period ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of KW Residential LLC and subsidiaries, as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for each of the two years in the period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Grant Thornton Taiyo ASG, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the period ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. including the combined schedules of investments as of December 31, 2010 and 2009, and the related combined statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity, and cash flows for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

7,500,000 Shares

Kennedy-Wilson Holdings, Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Deutsche Bank Securities

Co-Managers

B.Riley & Co.

CJS Securities, Inc.

JMP Securities

July 18, 2012